Exhibit 10.2

EXECUTION VERSION

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of July 15, 2026 (this “Limited Guarantee”), is made by LKCM Headwater Investments IV, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Distribution Solutions Group, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement (as defined below).

1. Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub shall merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving corporation in the Merger, on the terms and subject to the conditions set forth in the Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due, punctual and complete payment, performance and discharge of the obligations of Parent to pay to the Guaranteed Party: (a) the Reverse Termination Fee pursuant to Section 8.03(c) and Section 8.03(d) of the Agreement if, as and when the Reverse Termination Fee becomes payable under the Agreement, plus (b) any amounts payable by Parent, Intermediate and Merger Sub to the Guaranteed Party under Section 8.03(e) of the Agreement if, as and when any such amounts become payable thereunder plus (c) Parent’s reimbursement, indemnification, expense and other payment obligations under Section 6.10(e) of the Agreement that expressly survive termination of the Agreement, plus (d) any monetary damages awarded in a final, non-appealable proceeding by a court of competent jurisdiction or agreed in writing by Parent to be payable by Parent, Intermediate or Merger Sub to the Guaranteed Party for any Willful Breach of the Agreement, in each case only if, as and when any such amounts become payable thereunder (clauses (a) through (d), collectively, the “Guaranteed Obligations”); provided, however, that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantor hereunder in accordance with Section 7. In no event shall the Guarantor’s aggregate liability hereunder in respect of the Guaranteed Obligations exceed an amount equal to $30,000,000 (such limitation on the liability with respect to the Guaranteed Obligations being herein referred to as the “Aggregate Fee Cap”); it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Aggregate Fee Cap (and to the provisions of Section 7 and Section 8). This Limited Guarantee may be enforced for money damages only.

If Parent fails to discharge its Guaranteed Obligations when due under the terms of the Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall, at the Guaranteed Party’s option, become due and payable (up to the Aggregate Fee Cap) and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to the Aggregate Fee Cap. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Guaranteed Obligations, payment of the unsatisfied portion of the Guaranteed Obligations by Guarantor (or by any other Person on behalf of Guarantor) shall constitute satisfaction in full of such Guarantor’s obligations to the Guaranteed Party with respect thereto.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Aggregate Fee Cap), regardless of whether any such action is brought against Parent or whether Parent is joined in any such action or actions.

2. Nature of Guarantee. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Agreement that may be agreed to by Parent. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder in respect of the Guaranteed Obligations. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection.

3. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to the termination of this Limited Guarantee as provided herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent; (b) any change in the time, place or manner of payment of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement; (d) any change in the corporate existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement; or (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement or the Equity Commitment Letter or any of their respective assets. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent pursuant to the Agreement and notices pursuant to this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect or any right to require the marshalling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Aggregate Fee Cap) shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Aggregate Fee Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Aggregate Fee Cap). Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that: (i) to the extent Parent is relieved of the Guaranteed Obligations under the Agreement, the Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guarantee to the extent thereof; (ii) the Guarantor shall have all defenses to its obligations under this Limited Guarantee (which shall be subject to the Aggregate Fee Cap) that would be available to Parent, Intermediate, Merger Sub or any assignee of Parent, Intermediate or Merger Sub under the Agreement with respect to the Guaranteed Obligations, as well as any defense in respect of fraud by the Guaranteed Party in connection with this Limited Guarantee or the Agreement; and (iii) any failure by the Guaranteed Party to comply with the terms of the Agreement that would relieve Parent of its payment, reimbursement or indemnification obligations under the Agreement shall likewise relieve the Guarantor of its corresponding obligations under this Limited Guarantee; provided that the Guarantor shall not assert, and hereby irrevocably waives, any defense based on lack of funds, failure to obtain financing (including any debt financing), insolvency, bankruptcy or similar proceedings involving Parent, Intermediate, Merger Sub or any Equity Commitment Party, lack of authorization, or any suretyship or similar defense waived in this Section 3.

4. Representations and Warranties.

(a) The Guarantor hereby represents and warrants that:

(i) it is a duly organized and validly existing limited partnership under the Laws of the State of Delaware and has all requisite limited partnership power and authority to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or other organizational documents or any applicable Law, regulation, rule, decree, Governmental Order or contractual restriction binding on the Guarantor or its assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with in all material respects by the Guarantor, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(iii) assuming due execution and delivery of the Agreement by all parties thereto and this Limited Guarantee by the other parties hereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law);

(iv) the Guarantor has, and will maintain throughout the term of this Limited Guarantee, sufficient uncalled capital commitments or other available funds to satisfy all of its obligations under this Limited Guarantee; and

(v) the Guarantor has received all necessary internal approvals required to fund the Guaranteed Obligations when required under this Limited Guarantee.

(b) The Guaranteed Party hereby represents and warrants that:

(i) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, bylaws (or equivalent) or any applicable Law or contractual restriction applicable to or binding on such Guaranteed Party or its assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with in all material respects, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee; and

(iii) assuming due execution and delivery of the Agreement by all parties thereto and this Limited Guarantee by the other parties hereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law).

5. No Assignment; Successors. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of applicable Law) without the prior written consent of the other party hereto; provided, however, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to (a) any Affiliate of the Guarantor, (b) any co-investor, or (c) any entity managed or otherwise controlled by or under common control with the Guarantor, in each case, that expressly agrees to assume the Guarantor’s obligations hereunder; provided, further, that (i) any such assignment shall not relieve the Guarantor of its obligations hereunder, (ii) the Guarantor and Parent shall give written notice to the Guaranteed Party of any such assignment prior to Closing promptly after such assignment is effected (and in any event no later than two (2) Business Days thereafter) and (iii) any such assignment that would reasonably be expected to prevent, materially impair or materially delay payment of the Guaranteed Obligations when due shall be void ab initio.

6. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

if to the Guarantor:

LKCM Headwater Investments IV, L.P.

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Attention: Jacob D. Smith

Email: jsmith@lkcm.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Andrew J. Noreuil, Ryan H. Ferris

Email: anoreuil@mayerbrown.com, rferris@mayerbrown.com

if to the Guaranteed Party:

8770 West Bryn Mawr Avenue, Suite 500

Chicago, Illinois 60631

Attention: Ron Knutson, Chief Financial Officer

Email: Ron.knutson@lawsonproducts.com

and with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP

444 West Lake Street, Suite 4000

Chicago, Illinois 60606

Attention: Heidi J. Steele; Eric Orsic

Email: hsteele@mcdermottlaw.com; eorsic@mcdermottlaw.com

7. Continuing Guarantee. This Limited Guarantee is a continuing guarantee and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full (subject to the Aggregate Fee Cap). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee, this Limited Guarantee shall automatically terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee upon the earliest to occur of:

(a) the funding of the Commitment (as defined in the Equity Commitment Letter) in full and the consummation of the Closing in accordance with the Agreement, including payment in full of all amounts required to be paid by Parent, Intermediate or Merger Sub in accordance with the Agreement;

(b) the consummation of the Closing in accordance with the terms of the Agreement;

(c) if the Agreement is terminated in accordance with its terms, the date that is two (2) months after such termination; provided, however, that if prior to the end of such two (2)-month period the Guaranteed Party shall have commenced any litigation or proceeding in respect of a claim for payment of the Guaranteed Obligations or concerning the enforcement of this Limited Guarantee against the Guarantor, this Limited Guarantee shall terminate upon the earliest to occur of (x) the consummation of the Closing in accordance with the terms of the Agreement, including payment of the amounts required to be paid by Parent, Intermediate or Merger Sub at the Closing in accordance with the Agreement, (y) a final, non-appealable resolution by a court of competent jurisdiction of such litigation or proceeding and payment of Guarantor’s Guaranteed Obligations and (z) a written agreement between the Guarantor and the Guaranteed Party terminating the obligations and liabilities of the Guarantor pursuant to this Limited Guarantee; and

(d) the irrevocable payment and performance in full of all Guaranteed Obligations.

Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates acting at the express written direction of the Guaranteed Party with the prior approval of the Special Committee asserts in any litigation or other proceeding (a) that the provisions of Section 1 limiting the Guarantor’s liability with respect to the Guaranteed Obligations to the Aggregate Fee Cap or the provisions of this Section 7 or Section 8 are illegal, invalid or unenforceable in whole or in part, (b) that the Guarantor is liable in respect of this Limited Guarantee in excess of or to a greater extent than the Aggregate Fee Cap, or (c) any theory of liability against any Non-Recourse Party (as defined in

Section 8) with respect to this Limited Guarantee, the Agreement, the Equity Commitment Letter, any other agreement or instrument delivered in connection with this Limited Guarantee or the Agreement, or the transactions contemplated hereby or thereby, other than any Retained Claims (as defined in Section 8) asserted against the Guarantor, Parent, Intermediate or Merger Sub, as applicable, then: (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate automatically ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments, and (iii) neither the Guarantor nor any other Non-Recourse Party shall have any liability to the Guaranteed Party or any other Person under or in connection with this Limited Guarantee, the Agreement, the Equity Commitment Letter, any other agreement or instrument delivered in connection with this Limited Guarantee or the Agreement, or the transactions contemplated hereby or thereby. No assertion by any public stockholder of the Guaranteed Party, any derivative plaintiff, any Governmental Authority, any director, officer or Representative of the Guaranteed Party acting in an individual capacity, or any Person not acting at the express written direction of the Guaranteed Party with the prior written approval of the Special Committee shall terminate, impair or otherwise affect the obligations of the Guarantor under this Limited Guarantee.

8. No Recourse. The Guaranteed Party acknowledges and agrees that the sole assets of Parent are cash in a de minimis amount (less than $1,000) and its rights under the Agreement, the Equity Commitment Letter and the agreements contemplated thereby and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs under the Agreement. By its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that:

(a) no Person other than the Guarantor shall have any obligations under or in connection with this Limited Guarantee notwithstanding the fact that the Guarantor may be a limited partnership;

(b) the Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee; and

(c) no personal liability shall attach to, and no recourse shall be had or sought by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through the Guaranteed Party or for the benefit of the Guaranteed Party under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent to enforce any rights that it may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Non-Recourse Party (as hereinafter defined) in any way under or in connection with this Limited Guarantee, the Agreement, the Equity Commitment Letter, the Confidentiality Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Agreement, or the transactions contemplated hereby or thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), except that for purposes of this clause (c) the Guaranteed Party may assert claims: (i) against the Guarantor (A) under, and pursuant to the terms of, this Limited Guarantee (subject to the Aggregate Fee Cap) following a valid termination of the Agreement in accordance with the terms thereof and (B) seeking specific performance of the terms of the Equity

Commitment Letter pursuant to and subject to the limitations of Section 5(b) of the Equity Commitment Letter and Section 9.07 of the Agreement; (ii) against Parent, Intermediate or Merger Sub in accordance with and pursuant to the terms of the Agreement; (iii) against Sponsor in accordance with and pursuant to the terms of the Support Agreement; and (iv) against Sponsor under the Confidentiality Agreement, subject to the terms and conditions therein (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”). Nothing contained in this Section 8 shall limit or impair the Guaranteed Party’s right to enforce this Limited Guarantee, the Equity Commitment Letter, the Agreement or any judgment or order entered in connection therewith.

As used herein, the term “Non-Recourse Parties” shall mean, collectively, Parent, Intermediate, Merger Sub, the Guarantor, and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, other Representatives, financing sources and prospective financing sources, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, other Representatives, financing sources and prospective financing sources, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing. The Guaranteed Party hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Limited Guarantee, the Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Agreement (including, without limitation, the Equity Commitment Letter) or the transactions contemplated hereby or thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party, other than Parent, Intermediate, Merger Sub, the Guarantor or any Person against whom a Retained Claim may expressly be asserted. Other than the other Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under or in connection with this Limited Guarantee or the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Limited Guarantee, including the definition of Non-Recourse Parties, shall limit, impair or otherwise affect any rights or remedies of the Guaranteed Party or any of its Subsidiaries under the Credit Agreement or the Credit Agreement Amendment in their capacities as borrowers, guarantors, grantors or other loan parties thereunder.

9. Acknowledgement. For the avoidance of doubt, the remedies available to the Guaranteed Party under Section 9.07 of the Agreement and the Equity Commitment Letter shall be in addition to any other remedy to which the Guaranteed Party is entitled, and the election to pursue any injunction or specific performance under Section 9.07 of the Agreement and/or the Equity Commitment Letter shall not restrict, impair or otherwise limit the Guaranteed Party from, in the alternative, subject in all cases to the terms of the Agreement, terminating the Agreement and collecting the Guaranteed Obligations; provided, however, that, without limiting the ability of the Guaranteed Party to seek both remedies prior to the time at which the Agreement is validly terminated at which point the Guaranteed Party may only seek payment of any then-payable Guaranteed Obligations (subject to the Aggregate Fee Cap), and under no circumstances shall the Guaranteed Party be permitted or entitled to receive both a grant of specific performance under Section 9.07 of the Agreement that results in the occurrence of the Closing, on the one hand, and the payment of the Reverse Termination Fee, on the other hand.

10. Governing Law; Jurisdiction.

(a) THIS LIMITED GUARANTEE AND ALL DISPUTES, CONTROVERSIES OR OTHER ACTIONS ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ALL OF THE RETAINED CLAIMS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES.

(b) All Actions arising out of or relating to this Limited Guarantee and all Retained Claims shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Limited Guarantee and all Retained Claims in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto hereby consents to process being served by any party to this Limited Guarantee in any Retained Claim by the delivery of a copy thereof in accordance with the provisions of Section 6 (other than by electronic mail) along with a notification that service of process is being served in conformance with this Section 10. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

11. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE AND ALL RETAINED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ALL OF THE RETAINED CLAIMS. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.

12. Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by electronic transmission in .pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

14. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party and its Representatives solely in connection with the Agreement and the transactions contemplated thereby. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party and its Representatives except with the prior written consent of the Guarantor; provided, however, that no such written consent is required for any disclosure of the existence or terms of this Limited Guarantee by the Guaranteed Party to (a) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filing relating to the transactions contemplated by the Agreement (provided, that the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such public disclosure being made to the extent permitted by Law), (b) professional advisors of the Guaranteed Party who need to know of this Limited Guarantee in connection with the transactions contemplated by the Agreement; (c) the Special Committee and the Board; or (d) in connection with the enforcement of the Guaranteed Party’s rights hereunder or under the Agreement.

15. Miscellaneous.

(a) This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof, and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any other Non-Recourse Parties, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor and as set forth in the Agreement, the Equity Commitment Letter, the Support Agreement and the Confidentiality Agreement. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party and as set forth in the Agreement, the Equity Commitment Letter, the Support Agreement and the Confidentiality Agreement.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder with respect to the Guaranteed Obligations to the Aggregate Fee Cap provided in Section 1 and to the provisions of Section 7 and Section 8. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(e) For purposes of this Limited Guarantee, any consent, approval or waiver that may be given, or is required to be given, by the Guaranteed Party shall require the prior approval of the Special Committee, and any action by the Guaranteed Party under this Limited Guarantee shall only be valid with the prior approval of the Special Committee. Notwithstanding any other provision of this Agreement, from and after the Effective Time, (i) the foregoing provisions of this Section 15(e) shall no longer be in effect and (ii) no consent, approval or other action of any kind by the Special Committee shall be required with respect to any decision, confirmation, determination, approval, consent, waiver or other action or non-action of any kind by any Person or group of Persons.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Limited Guarantee to be duly executed and delivered as of the date first above written.

GUARANTOR:

LKCM HEADWATER INVESTMENTS IV, L.P.

By: LKCM Headwater Investments IV GP, L.P., its general partner

By: LKCM Headwater Investments GP, LLC, its general partner

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President and General Counsel

[Signature page to Limited Guarantee]

GUARANTEED PARTY:

DISTRIBUTION SOLUTIONS GROUP, INC.

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to Limited Guarantee]